Understanding Structured
Notes & CDs
DWS Structured Products Americas

What we will cover

o    What is a Structured Note or CD?
o    Features & Types of Structured Notes and CDs
o    Risk versus Return
o    Shaped Returns
o    ReCap

                                                                         Page 2

What is a Structured Note or CD?

                              Principal Component
                            Generally represents the
                             notional amount of the
                                   investment

                                       +

                             Performance Component
                         Generally provides the market
                            return of the investment

                                       =
                             Structured Note or CD

--------------------------------------------------------------------------------

o    A structured note or CD is a financially engineered, packaged investment comprised of multiple components, typically a Performance Component and a
     Principal Component.

What exactly does this tell us?

o    First, it tells us that a structured note or CD is not like an ordinary fixed income or equity investment in that it has been "engineered" -
     stated differently, it is a structured investment that has been designed or constructed to achieve a particular investment outcome or return profile.

o    Second, it tells us that a structured note or CD has multiple components, so it is not just a bond, an equity or some other single investment component.

                                                                         Page 3

What is a Structured Note or CD? (cont.)

                              Principal Component
                            Generally represents the
                             notional amount of the
                                  investment

                                       +

                             Performance Component
                         Generally provides the market
                           return of the investment

                                       =
                             Structured Note or CD

o    These components - the Performance Component and the Principal Component -
     represent the financially engineered aspect of structured notes or CDs.

o    Finally, we learn that a structured note or CD is a packaged investment -
     in this respect it is similar to many other investments such as a mutual fund which is a packaged investment bundling together a portfolio of investments such as equities.

o    This characteristic permits investors to gain exposure to multiple underlying assets in a single investment product.

                                                                         Page 4

What is a Structured Note or CD? (cont.)

o    The return of structured notes and CDs is typically paid at maturity although some products may feature periodic coupons or be callable by the issuer prior to maturity.

o    May be packaged as registered medium term notes or as FDIC insured certificates of deposit (subject to applicable FDIC insurance limits)

o    The performance of structured notes and CDs prior to maturity is subject to market conditions and they may trade at a discount in the secondary market, if any. Consequently they should be viewed as buy and hold type investments.

o    Investors in structured notes and CDs have credit exposure to the issuer for all amounts due on the notes and CDs including the return of principal at maturity, if applicable. CDs also have the additional feature of FDIC insurance up to applicable limits.

                                                                         Page 5

Features of Structured Notes and CDs

Structured Notes and CDs have features often unavailable with traditional investments such as:

o    Enhanced Returns - Potential to enhance returns across asset classes though the use of leverage or limited principal protection*.

o    Access - Ability to access asset classes that may be difficult or uneconomic to invest in directly such as commodities or currencies.

o    Shaped Returns - Investment returns or profiles - such as full or limited principal protection* - not typically accessible through traditional investment products such as mutual funds or ETFs.

o    Outcome Oriented - Investment returns at maturity on most structured notes and CDs are specified by predetermined rules that are known on trade date
     - therefore the range of potential investment outcomes generally is known in advance.

* Principal protected if held to maturity, subject to the credit of the issuer.

                                                                         Page 6

Types of Structured Notes and CDs

Principal Protected*    Structured notes and CDs may be classified into three
                        broad categories:
                        Principal Protected*, Yield Enhancement and
Yield Enhancement       Out-Performance.

Out-Performance         Financial advisors may select structured notes and CDs
                        that fit a specific investor's individual risk/return
                        profile, create an Outcome Oriented portfolio, provide
                        Access to specific asset or asset classes and/or that
                        provide Enhanced Returns.

* Principal protected if held to maturity, subject to the credit of the issuer.

                                                                         Page 7

Types of Structured Notes and CDs

Principal Protected*

               o    Full or substantially full principal protection at
                    maturity, subject to the credit of the issuer

               o    May be issued as either a structured note or CD

               o    Subject to applicable FDIC insurance limits if issued as a
                    CD

               o    Typically have longer maturities due to the principal
                    protection feature

               o    Credit exposure to the issuer for all amounts due including the return of principal at maturity

* Principal protected if held to maturity, subject to the credit of the issuer.

                                                                         Page 8

Types of Structured Notes and CDs

Yield Enhancement

               o    Typically provide an opportunity to earn enhanced periodic, contingent coupon payments

               o    Issued as either a structured note or CD

               o    If issued as a CD, subject to applicable FDIC insurance
                    limits

               o    Typically have longer maturities due to the principal
                    protection* as well as other features

* Principal protected if held to maturity, subject to the credit of the issuer.

                                                                         Page 9

Types of Structured Notes and CDs

Out-Performance

               o    Generally have limited or no principal protection*

               o    Typically provide for the potential to participate in
                    Enhanced Returns

               o    Issued as a structured note (structured CDs generally
                    provide for full principal protection*)

               o    Maturities are generally shorter

* Principal protected if held to maturity, subject to the credit of the issuer.

                                                                        Page 10

Risk versus Return

Like all investments, structured notes and CDs involve a trade-off between risk and return. Generally, the greater the potential return of a structured note or
CD the greater the associated risks.

                               [GRAPHIC OMITTED]

* Principal protected if held to maturity, subject to the credit of the issuer.

                                                                        Page 11

Shaped Returns

o    Structured Notes and CDs typically have what are called

o    Shaped Returns.

o    This chart illustrates the return of a traditional investment such a share of stock

o    As the value of the share of stock increases investment return increases by the same amount

o    Consequently, investment return as well as stock return - both represented here in blue - are a straight line

                               [GRAPHIC OMITTED]

                                                                        Page 12

Shaped Returns (cont.)

o    This chart illustrates Shaped Returns for a hypothetical structured note linked to an underlying equity index

o    The return of the underlying equity index - represented here in blue - is a straight line

o    The investment return of the hypothetical structured note - represented here in gold - illustrates Shaped Returns

o    The shaped return of the hypothetical note creates the potential Enhanced
     Returns - illustrated by the shaded area

                         Illustration - Shaped Returns
                               [GRAPHIC OMITTED]

                                                                        Page 13

ReCap

o    A structured note or CD is a financially engineered, packaged investment comprised of multiple components, typically a Performance Component and a
     Principal Component.

o    Investors in structured notes and CDs have credit exposure to the issuer for all amounts due on the notes and CDs including the return of principal at maturity, if applicable.

o    Structured notes and CDs may be classified into three broad categories:
     Principal Protected*, Yield Enhancement and Out-Performance.

o    Structured notes and CDs may be selected to fit a specific investor's individual risk/return profile, create an Outcome Oriented portfolio, provide Access to specific asset or asset classes and/or provide Enhanced
     Returns.

o    Like all investments, structured notes and CDs involve a trade-off between risk and return. Generally, the greater the potential return of a structured note or CD the greater the associated risks.

* Principal protected if held to maturity, subject to the credit of the issuer.

                                                                        Page 14

Important Information

Before purchasing a structured note or CD, investors should carefully consider the risks associated with an investment in the structured note or CD and whether the structured note or CD is a suitable investment for them. Before investing, prospective investors should read the prospectus or disclosure statement, as applicable, relating to the particular structured note or CD. In addition, investors are encouraged to consult with their investment, legal, accounting, tax and other advisers in connection with any investment in a structured note or CD.

The content in this DWS Investments presentation is intended for informational and educational purposes only. Before committing to any investment, investors should seek the advice of an independent financial advisor.

                                                                        Page 15

DWS Structured Products Americas Contacts

Christopher Warren

Managing Director - Head of Structured Products Americas
DWS Investments Distributors, Inc.
345 Park Avenue, 27th Floor
Office       212 454 2123
Fax          212 454 7171
Email        chris.warren@db.com

Jason Hubschman
Director - Head of Structuring & Product Development
DWS Investments Distributors, Inc.
345 Park Avenue, 27th Floor
Office       212 454 7194
Fax          212 454 7171
Email        jason.hubschman@db.com

Matt Streeter
Assistant Vice President, Structuring & Product Development
DWS Investments Distributors, Inc.
345 Park Avenue, 27th Floor
Office       212 454 2774
Fax          212 454 7171
Email        matt.streeter@db.com

Jeff Goldstein
Vice President, Structured Products Marketing
DWS Investments Distributors, Inc.
345 Park Avenue, 27th Floor
Office     212 454 4372
Fax        212 454 7171
Email      jeffrey.goldstein@db.com

Christopher Ferreira
Assistant Vice President, Structured Products Marketing
DWS Investments Distributors, Inc.
345 Park Avenue, 27th Floor
Office     212 454 2207
Fax        212 454 7171
Email      christopher.ferreira@db.com

Rupert Watts
Associate, Structured Products Marketing
DWS Investments Distributors, Inc.
345 Park Avenue, 27th Floor
Office   212 454 1553
Fax      212 454 7171
Email    rupert.watts@db.com

                                                                        Page 16

Important Information

Before purchasing a structured product, investors should carefully consider the risks associated with an investment in the structured product and whether the structured product is suitable for them. Before investing, prospective investors should read the prospectus relating to the particular structured product. In addition, investors are encouraged to consult with their investment, legal, accounting, tax and other advisors in connection with any investment in a structured product.

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-311-4409.

DWS Investments is the US retail brand name of Deutsche Asset Management
(DeAM), the global asset management division of Deutsche Bank AG. X-markets is the Deutsche Bank worldwide platform for structured notes.

ISSUER FREE WRITING PROSPECTUS
File Pursuant to Rule 433
Registration Statement No.333-137902
Dated: March 6, 2009

NOT FDIC/NCUA INSURED OR GUARANTEED MAY LOSE VALUE / NO BANK GUARANTEE NOT A
DEPOSIT NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

DWS Investments is part of Deutsche Asset Management, which is the marketing name in the US for the asset management activities of Deutsche Bank AG,

Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas
Inc. and DWS Trust Company.

DWS Investments Distributors, Inc.
222 South Riverside Plaza Chicago, IL 60606-5808
rep@dws.com Tel (800) 621-1148

DWS Structured Products
dws-sp@db.com   Tel (866) 637-9185
www.dws-sp.com

                                                                        Page 17